EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Sandy Pfaff
spaff@peppercorn.com
415-633-3224

BANK OF MARIN BANCORP ANNOUNCES RETIREMENT OF TWO DIRECTORS

NOVATO, Calif. – April 9, 2009 – Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin (the “Bank”), announced today that James E. Deitz and J. Patrick Hunt will be retiring from the boards of Bank of Marin Bancorp and Bank of Marin, effective at the Annual Meeting of Shareholders on May 12, 2009. Dr. Deitz has served as director since 2000.  He was a member of the Bank’s Wealth Management Services Committee and served as Chairman of the committee from July 2000 through February 2005.

Mr. Hunt was a founding director of Bank of Marin and served in that capacity since 1989.  He became Chairman of the Board of Bank of Marin in 1998 and served in that role for five years.  Most recently, Mr. Hunt was a member of the Executive, Compensation and Nominating and Governance committees and served on the Bank’s Asset Liability Committee.

The Board seats vacated by Dr. Deitz and Mr. Hunt will not be replaced.

“The strategic leadership and guidance of Jim Deitz and Pat Hunt have played a key role in Bank of Marin’s track record of success,” said Russell A. Colombo, President and Chief Executive Officer. “Bank of Marin is a strong and healthy institution which can be attributed to the dedication of Jim and Pat, and all of our extraordinary Board members.”

About Bank of Marin Bancorp

Bancorp's assets exceeded $1 billion as of December 31, 2008. Bank of Marin, as the sole subsidiary of Bancorp, operates twelve branch offices in California and a commercial loan production office in San Francisco. The Bank's Administrative offices are located in Novato, California and its Wealth Management Services are located in Corte Madera, Novato and Petaluma, California. Bank of Marin has received a superior five-star rating from Bauer Financial for 39 consecutive quarters, and been named to the Bauer Financial recommended list for 68 quarters (www.bauerfinancial.com). For more information, visit Bank of Marin at www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
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